               As filed with the Securities and Exchange Commission
                              on November 3, 1995
                                                             Reg. No. 33-_____
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                 ODETICS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                        95-2588496
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                          1515 South Manchester Avenue
                         Anaheim, California 92802-2907
                                 (714) 774-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                   Gregory A. Miner, Chief Financial Officer
                                 Odetics, Inc.
                          1515 South Manchester Avenue
                         Anaheim, California 92802-2907
                                 (714) 774-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copy to:

                              Dale E. Short, Esq.
                     Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                         Los Angeles, California 90067
                                 (310) 553-4441

          Approximate date of commencement of proposed sale to public:
  As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                            Proposed Maximum       Proposed Maximum
 Title of Each Class of Securities    Amount To Be          Offering Price        Aggregate Offering       Amount of
 To Be Registered                     Registered            Per Share(1)               Price(1)        Registration Fee
------------------------------------------------------------------------------------------------------------------------
 Class A Common Stock,
   $.10 par value  . . . . . . . .    31,975                      $8.00                $255,800               $100
========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), and based on the average of the high and low prices on October 30, 1995 as reported on the Nasdaq National Market.
                               ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

==============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 3, 1995

                                 31,975 SHARES

                                 ODETICS, INC.

                             CLASS A COMMON STOCK

                                 -------------

         This Prospectus relates to the offer by the stockholders named herein under the caption "Selling Stockholders" (collectively, the "Selling Stockholders") for sale to the public from time to time of up to 31,975 shares (the "Shares") of Common Stock, $.10 par value per share (the "Class A Common Stock"), of Odetics, Inc. (the "Company") held by the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares.

         The Common Stock is quoted on The Nasdaq National Market under the symbol "ODETA." The closing price of the Class A Common Stock reported by The Nasdaq National Market on November 1, 1995 was $8.50 per share. See "Price Range of Common Stock and Dividend Policy."

         The Company has two classes of Common Stock, Class A Common Stock, which is offered hereby by the Selling Stockholders, and Class B Common Stock. Except with respect to the election of directors, holders of Class A Common Stock are entitled to cast 1/10th vote per share and holders of Class B Common Stock are entitled to cast one vote per share with respect to all matters submitted to a vote of stockholders and a matter will be deemed approved if a majority of the votes cast are in favor of such matter. Holders of Class A Common Stock, voting as a separate class, are entitled to elect 25% of the directors of the Company (rounded up to the nearest whole number of directors) and holders of Class B Common Stock, voting as a separate class, are entitled to elect the balance of the directors. See "Description of Capital Stock."

         The Company has been advised by the Selling Stockholders that all or a portion of the Shares may be sold, directly or through brokers, from time to time by the Selling Stockholders or by certain pledgees, donees, transferees or other successors in interest. Such sales may be made in negotiated transactions or in one or more transactions in the Nasdaq National Market or otherwise at prices and terms prevailing at the time of sale. In connection with such sales, the Selling Stockholders and any participating brokers or dealers may be deemed to be "underwriters" of the Shares within the meaning of the Securities Act of 1933, as amended. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders in all open-market transactions. The Company will bear substantially all other expenses of this offering. See "Plan of Distribution."

         The Company has informed the Selling Stockholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 may apply to their sales of the Shares and has furnished each of the Selling Stockholders with a copy of these rules, as well as a copy of certain interpretations thereof by the Securities and Exchange Commission. The Company also has advised the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the Shares.


         SEE "RISK FACTORS," BEGINNING ON PAGE 3, AND "RECENT DEVELOPMENTS," BEGINNING ON PAGE 6, FOR CERTAIN INFORMATION WHICH SHOULD BE CAREFULLY CONSIDERED BEFORE PURCHASING THE SHARES OFFERED HEREBY.

                                 -------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================
                                                                                         Proceeds to Selling
                                                              Price to Public(1)           Stockholders(2)
------------------------------------------------------------------------------------------------------------
 Per Share . . . . . . . . . . . . . . . . . . . . . . . .        $                             $
------------------------------------------------------------------------------------------------------------
 Total . . . . . . . . . . . . . . . . . . . . . . . . . .        $                             $
============================================================================================================

(1) Based upon the closing price of the Class A Common Stock reported by The Nasdaq National Market on _________, 1995.

(2) The amount shown is without deduction for brokerage fees that may be paid by the Selling Stockholders. The Company will bear other offering expenses estimated at $5,600. The Company will not receive any proceeds from the sale of the Shares.

              The date of this Prospectus is ______________, 1995

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         Additional information regarding the Company and the securities offered hereby is contained in the Registration Statement of which this Prospectus is a part, and the exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under the Exchange Act (Commission File No. 0-10605) are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995, as amended by the Company's Form 10-K/A filed on September 25, 1995 with the Commission; and (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995.

         In addition, any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Gregory A. Miner, Vice President and Chief Financial Officer, Odetics, Inc., 1515 South Manchester Avenue, Anaheim, California 92809-2907. Telephone requests may be directed to Mr. Miner at (714) 774-5000.





                                       2.

                                  THE COMPANY

         Odetics, Inc. (the "Company") specializes in the design and manufacture of systems and subsystems to automate the collection, storage, distribution and management of information. The Company is organized into divisions, each having primary responsibility for product development, manufacturing and marketing of one or more of the Company's principal product lines or services.

         ATL Products, Inc., a wholly owned subsidiary of the Company (the "ATL Products Division"), designs, develops, manufactures and markets automated cartridge handling subsystems for integration by its customers into tape libraries for the mid-range computer and client/server network markets. Tape libraries allow computer users to mechanically store, retrieve and handle removable cartridges used in mass data storage applications.

         The Company's Broadcast Division is a leading supplier of automated videotape cassette library management systems known as "cart machines." Cart machines are used in broadcast television stations and satellite uplink operations to automatically store, retrieve and televise commercials, news posts and other television programming.

         The Company's GYYR Division is a leading supplier of time-lapse videotape cassette recorders ("VCRs"), digital image processing modules and related products used in security and surveillance systems. Time-lapse VCRs record individual video pictures at reduced frame rates resulting in time compression during playback or at full video frame rates for real-time continuous motion. Such systems are employed extensively for area monitoring by banks, convenience stores, retailers and other businesses.

         The Company is a leading supplier of digital data recorders used in manned and unmanned space vehicles. Digital data recorders store data gathered by on-board sensors prior to transmission of the data to ground receiving stations. The Company's recorders are used as a computer mass memory system for on-board computers used in the U.S. Space Shuttle program. Other representative projects using the Company's data recorders are the French SPOT imaging satellite and the U.S. Landsat, Galileo, Magellan and Hubble Space Telescope projects.

         The Company's ATL Products Division, Broadcast Division and GYYR Division contributed approximately 18.5%, 15.7% and 36.1%, respectively, of the Company's revenues for the fiscal year ended March 31, 1995. The balance of the Company's revenues was contributed by the Company's other divisions. With the exception of direct and indirect contract sales to the U.S. Government, during the fiscal year ended March 31, 1995, no customer accounted for more than 10% of the Company's revenues. Total direct and indirect contract sales to the U.S. Government and certain foreign governmental agencies accounted for approximately 19% of the Company's revenues during the fiscal year ended March 31, 1995.

                                  RISK FACTORS

         In addition to the other information included or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered hereby.

RELIANCE ON ATL PRODUCTS DIVISION

         The Company's future results of operations and immediate prospects for future growth will depend in large part on the continued development of the market for mid-range computer and client/server network tape libraries and the success of the ATL Products Division and its customers in serving this market. Only a limited number of tape libraries incorporating the ATL Products Division's automation subsystems have been sold, and there can be no assurance that the ATL Products Division's customers will sell additional tape libraries or will continue to purchase, market and support the ATL Products Division's automation subsystems. See "Recent Developments." Management believes that the continued development and future growth of the market for mid-range computer and client/server network tape libraries will depend primarily upon the success of computer equipment manufacturers, systems integrators and other companies in developing applications software to meet the needs of users.
There can be no assurance that such market will continue to develop or grow.


                                       3.

ATL PRODUCTS DIVISION'S RELIANCE ON CERTAIN CUSTOMERS

         The ATL Products Division sells modified versions of its ACL2640 and its recently introduced ACL452 to Digital Equipment Corporation, which accounted for approximately 27% of the ATL Products Division's sales in fiscal 1995. E-Systems, Inc. ("E-Systems"), previously the ATL Products Division's largest customer, terminated its relationship with the Company in the third quarter of fiscal 1995 and is no longer a significant customer. If Digital Equipment Corporation also were to elect to discontinue its relationship with the ATL Products Division for any reason, the ATL Products Division's business and the future results of operations of the Company would be further adversely affected.

RECENT TRENDS IN RESULTS OF OPERATIONS

         The Company incurred a net loss of $4,678,000 during fiscal 1995 as compared to net income of $1,822,000 in fiscal 1994. Although total revenues increased during fiscal 1995 as compared to fiscal 1994, non-recurring charges associated with the Company's dispute with E-Systems described below, along with increased research and development programs and selling, general and administrative expenses, resulted in the net loss. No assurance can be made that the Company will be able to continue to increase its revenues or that further losses will not occur.

         In the third quarter of fiscal 1995, the Company announced that it recorded a non-recurring charge of $4,393,000 for loss reserves for inventory, accounts receivable and other expenses relating to a dispute with E-Systems, a major customer that accounted for 7% of the Company's revenue in fiscal 1994 and 9% of its revenues in fiscal 1995 through December 31, 1994.

         The Company's dispute with E-Systems impaired the Company's liquidity and cash flow during fiscal 1995. In response to the E-Systems matter and in an effort to improve its results of operations, the Company initiated a number of cost-cutting measures, including early retirement incentives for its associates and mandatory salary cuts. The measures contributed to additional special charges of approximately $416,000 in the fourth quarter of fiscal 1995. There can be no assurance that these measures will be successful, however, or that further measures will not be required. There also can be no assurance that the Company will not incur additional special charges in the future relating to the E-Systems matter.

FLUCTUATIONS IN QUARTERLY RESULTS

         The Company's results of operations also are subject to considerable fluctuations from quarter to quarter due to changes in demand for the Company's products and other factors, and there can be no assurance that the Company will be profitable in any particular quarter. Demand for the Company's products in each of the markets it serves can vary significantly from quarter to quarter due to revisions in budgets or schedules for customer projects requiring the Company's products, changes in demand for the customers' products which incorporate or utilize the Company's products, ongoing "make-versus-buy" decisions of the Company's customers and other factors beyond the Company's control.

COMPETITION

         The Company competes in each market it serves with numerous other companies, many of which have far greater name recognition and financial, technological, marketing and customer service resources than the Company. The ATL Products Division competes in the mid-range computer tape library market with Exabyte, IBM and Storage Technology, which are large integrated suppliers of computer products. E-Systems, through its recently acquired GRAU Automation subsidiary, also is expected to compete with the ATL Products Division. Although certain other computer equipment manufacturers currently purchase automation subsystems from the ATL Products Division, one or more of these companies also may decide in the future to develop and sell their own automation subsystems, which may compete with subsystems sold by the ATL Products Division. The Broadcast Division's principal competitors are Sony Corporation ("Sony"), Panasonic and Avid Corporation. The GYYR Division's principal competitors are Panasonic, Toshiba, Sanyo and Sony. There can be no assurance that the Company will be able to compete effectively in the markets for its products.





                                       4.

TECHNOLOGICAL OBSOLESCENCE; PRODUCT DEFECTS

         The markets served by the Company are characterized by rapid technological advances, downward price pressure in the marketplace as technologies mature, changes in customer requirements and frequent new product introductions and enhancements. The Company's business requires substantial ongoing research and development efforts and expenditures, and its future success will depend on its ability to enhance its current products, reduce product costs and develop and introduce new products that keep pace with technological developments in response to evolving customer requirements. The Company's failure to anticipate or respond adequately to technological developments and changing customer requirements or the occurrence of significant delays in new product development or introduction could result in a loss of anticipated future revenues and impair the Company's competitiveness.

         New products, when first released by the Company, may contain undetected design faults and software errors, or "bugs" that, despite testing by the Company, are discovered only after a product has been installed and used by customers. There can be no assurance that faults or errors in the Company's existing products or in new products introduced by the Company will not be discovered in the future, causing delays in product introduction and shipments or requiring design modifications that could adversely affect the Company's competitive position and results of operations. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance or, if successful, will not adversely impact sales of the Company's existing products.

RELIANCE ON GOVERNMENT CONTRACT BUSINESS

         During the fiscal years ended March 31, 1993, 1994 and 1995, direct and indirect sales to the U.S. Government and certain foreign governmental agencies pursuant to contracts accounted for approximately 36%, 27% and 19%, respectively (22%, 18% and 12%, respectively, to the U.S. Government), of the Company's revenues. Management expects the portion of the Company's total revenues derived from government sales to continue to decline and is exploring its options with respect to the information storage division.

         The Company's backlog of unfulfilled firm orders was approximately $21,600,000 at March 31, 1995, as compared with approximately $22,200,000 at March 31, 1994. Pursuant to the customary terms of the Company's agreements with government contractors and other customers, orders generally may be cancelled or rescheduled by the customer. For these reasons, among others, the Company's backlog at a particular date may not be indicative of its future revenues.

RELIANCE ON CERTAIN SUPPLIERS

         The Company purchases numerous parts, supplies and other components from various independent suppliers, which the Company assembles into its products. Any future disruptions in supply of suitable parts and components from the Company's principal suppliers could have a material adverse effect on the Company's business and results of operations.

POSSIBLE VOLATILITY OF STOCK PRICE

         The trading price of the Company's Class A Common Stock from time to time has fluctuated widely. The trading price of the Company's Class A Common Stock may be subject to similar fluctuations in the future in response to quarter-to-quarter variations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, general conditions in the data storage and computer industries and other events or factors. See "Price Range of Common Stock and Dividend Policy."

CONCENTRATION OF OWNERSHIP

         The Company's officers and directors own beneficially an aggregate of approximately 454,964 shares (9%) of the outstanding Class A Common Stock and approximately 634,703 shares (54.7%) of the outstanding Class B Common Stock, respectively, which represents approximately 41% of the total combined voting power of the





                                       5.

outstanding shares of Class A Common Stock and Class B Common Stock. Such persons also own options to purchase up to an additional 180,573 shares of Class A Common Stock. As a result of their stock ownership, such persons have the ability to elect a majority of the Company's directors and to direct its business and affairs. The Company also maintains an employee stock ownership plan, which owned approximately 8% of the Company's Class A Common Stock outstanding as of October 1, 1995. This concentration of stock ownership of the Company may have the effect of delaying or preventing a change in management or control of the Company.

ANTI-TAKEOVER EFFECT OF CHARTER PROVISIONS, BYLAWS AND STOCK STRUCTURE

         The Company has two classes of Common Stock with unequal voting power:
Class A Common Stock, including the Shares offered hereby, entitles the holder to 1/10th vote per share and Class B Common Stock entitles the holder to one vote per share, with concentration of ownership of the Class B Common Stock in the Company's officers and directors and their affiliates. Additionally, the Company's Board of Directors is elected annually on a split-vote basis, with the holders of Class A Common Stock currently being entitled to elect two of the directors and holders of the Class B Common Stock currently being entitled to elect the remaining six directors. These provisions could have the effect of discouraging a proxy contest or making it more difficult for a third party acquiring a substantial block of the Company's Common Stock to effect a change in management and control of the Company. Such provisions also could limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock.

         The Board of Directors of the Company is authorized to issue, without stockholder approval, up to 2,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences, as well as additional shares of Common Stock, which could adversely affect the voting power or other rights of the holders of Class A Common Stock. Although the Company has no current plans to issue any shares of Preferred Stock or additional shares of Common Stock, the future issuance of Preferred Stock or Common Stock or of rights to purchase Preferred Stock or Common Stock could be used to discourage an unsolicited acquisition proposal. See "Description of Capital Stock."


                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby by the Selling Stockholders.


                              RECENT DEVELOPMENTS

         The Company currently is in violation of certain financial loan covenants contained in its line of credit agreement with its primary banks. The Company is working with its primary banks to amend the Loan and Security Agreement pertaining to the line of credit to revise the covenants in question so that the Company would be in compliance with the terms of the line of credit.

        In June 1995, the Company filed suit against Storage Technology Corporation ("Storage Technology") and certain other defendants in United States Federal Court for the Eastern District of Virginia, Alexandria Division, alleging that certain products manufactured and sold by Storage Technology infringe a Company patent covering automated tape libraries. The Company seeks injunctive relief against further infringement and monetary damages according to proof, which are subject to trebling under certain circumstances. In its answer to the Company's complaint in this action, Storage Technology has asserted counterclaims against the Company and the ATL Products Division for alleged infringement of certain patented technology of Storage Technology. The matter is scheduled for trial on January 22, 1996. Management intends to vigorously prosecute the Company's claim and defend against Storage Technology's counterclaims. No prediction can be made as to the likely outcome of this matter, but management believes that the outcome of the suit is not likely to have a material adverse effect on the Company's business or financial condition.





                                       6.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Class A Common Stock and Class B Common Stock are traded in The Nasdaq National Market under the symbols "ODETA" and "ODETB," respectively. Prior to January 4, 1994, the Company's Class A Common Stock and Class B Common Stock were traded on the American Stock Exchange (the "AMEX") under the symbols "OA" and "OB," respectively. The following table sets forth for the fiscal periods prior to January 1994 the high and low sale prices for the Class A Common Stock and Class B Common Stock as reported on the AMEX and for the fiscal periods commencing January 1994 the high and low sale prices of the Class A Common Stock and Class B Common Stock as reported on The Nasdaq National Market:

                                                                     CLASS A COMMON STOCK         CLASS B COMMON STOCK
                                                                    ----------------------        ---------------------
                                                                      HIGH           LOW           HIGH           LOW
                                                                    -------        -------        -------       -------
 FISCAL YEAR ENDED MARCH 31, 1994
          1st Quarter  . . . . . . . . . . . . . . . . . . . . .    $10 1/2        $ 6 3/4         $10          $ 7 7/8
          2nd Quarter  . . . . . . . . . . . . . . . . . . . . .     11 1/4          8              11            9 3/8
          3rd Quarter  . . . . . . . . . . . . . . . . . . . . .     11 1/4          7 1/2          11 5/8        8 7/8
          4th Quarter  . . . . . . . . . . . . . . . . . . . . .     12 3/4          8 1/2          12 1/2        9
 FISCAL YEAR ENDING MARCH 31, 1995
          1st Quarter  . . . . . . . . . . . . . . . . . . . . .    $10 5/8        $ 7 3/4         $10 1/2      $ 8
          2nd Quarter  . . . . . . . . . . . . . . . . . . . . .     10              7               9 1/2        7
          3rd Quarter  . . . . . . . . . . . . . . . . . . . . .      7 3/4          5 1/4           7 1/4        5 7/8
          4th Quarter  . . . . . . . . . . . . . . . . . . . . .      6 3/4          3 3/4           6 3/4        4
 FISCAL YEAR ENDING MARCH 31, 1996
          1st Quarter  . . . . . . . . . . . . . . . . . . . . .    $ 5 1/2        $ 4             $ 5 3/4      $ 4 3/4
          2nd Quarter  . . . . . . . . . . . . . . . . . . . . .      5 3/4          5               6            5
          3rd Quarter (through October 18, 1995) . . . . . . . .      9 5/8          4 5/8           9 1/2        5

         For a recent closing price of the Class A Common Stock reported by The Nasdaq National Market, see the cover page of this Prospectus. As of October 18, 1995, the Company had 828 holders of record of Class A Common Stock and 251 holders of record of Class B Common Stock according to information furnished by the Company's transfer agent.

         The Company has never paid any cash dividends on its Common Stock, and it has no current plans to pay such dividends in the foreseeable future. The Company currently intends to retain any earnings for working capital and general corporate purposes. The Company's bank line of credit includes customary restrictions on the payment of cash dividends by the Company.





                                       7.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated statement of income (loss) data for the three years in the period ended March 31, 1995 and the selected consolidated balance sheet data as of March 31, 1994 and 1995 are taken or derived from the consolidated financial statements of the Company and notes thereto incorporated by reference in this Prospectus and audited by Ernst & Young LLP as set forth in their report thereon also incorporated by reference herein. The selected consolidated statement of income (loss) data for the years ended March 31, 1991 and 1992 and the selected consolidated balance sheet data as of March 31, 1991, 1992 and 1993 are taken or derived from audited consolidated financial statements of the Company not included or incorporated by reference herein. The following selected consolidated statement of income data for the three months ended June 30, 1994 and 1995 and the consolidated balance sheet data as of June 30, 1995 are taken or derived from the unaudited consolidated financial statements of the Company and notes thereto incorporated by reference in this Prospectus. The following data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and notes thereto incorporated by reference in this Prospectus.

CONSOLIDATED STATEMENT OF INCOME (LOSS) DATA

                                                                                                       THREE MONTHS
                                                             YEAR ENDED MARCH 31,                     ENDED JUNE 30,
                                            -----------------------------------------------------  ---------------------
                                              1991       1992       1993       1994       1995        1994        1995
                                            --------  ----------  ---------  --------- ----------  ----------- ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
 Net sales   . . . . . . . . . . . . . . .  $44,390     $40,346    $48,487    $66,063    $74,465     $17,968    $19,167
 Contract revenues . . . . . . . . . . . .   28,001      29,918     20,825     18,099     13,280       4,517      2,270
                                             ------      ------     ------     ------     ------      ------     ------
 Total net sales and contract revenues . .   72,391      70,264     69,312     84,162     87,745      22,485     21,437
 Cost of sales   . . . . . . . . . . . . .   28,727      27,671     33,668     44,281     51,148      12,315     12,185
 Cost of contract revenues . . . . . . . .   18,960      19,994     13,967     11,114      6,633        2,030     1,359
 Selling, general and administrative         15,726      14,627     14,169     17,162     20,899        4,911     5,143
   expenses  . . . . . . . . . . . . . . .
 Research and development expenses . . . .    5,057       5,621      5,187      7,268      9,309        2,087     1,730
 Non-recurring charges . . . . . . . . . .        -           -          -          -      4,809            -         -
 Interest expense  . . . . . . . . . . . .    2,404       2,275      2,125      1,772      1,925         437        680
                                            -------     -------    -------     ------      -----      ------      -----
 Income (loss) before income taxes . . . .    1,517          76        196      2,565     (6,978)         705       340
 Income tax expense (benefit)  . . . . . .      495         (13)        55        743     (2,300)        240        129
                                            -------     --------   -------      -----     ------      ------      -----
 Net income (loss) . . . . . . . . . . . .  $ 1,022    $     89   $    141    $ 1,822    $(4,678)     $  465     $  211
                                            =======    ========   ========    =======    =======
 Cash dividends per common share . . . . .  $    --    $     --   $     --    $    --    $    --      $    -     $    -
                                            =======    ========   ========    =======    =======
 Net income (loss) per common share  . . .  $   .24    $    .02   $    .03    $   .34    $  (.80)     $  .08     $  .04
                                            =======    ========   ========    =======    =======
 Weighted average number of common shares     4,292       4,466      4,529      5,326      5,872        5,961     5,965



CONSOLIDATED BALANCE SHEET DATA

                                                                        MARCH 31,                                      JUNE 30,
                                        -------------------------------------------------------------------------   --------------

                                            1991          1992           1993           1994            1995             1995
                                        ------------  ------------   ------------   ------------   --------------   --------------
                                                                              (in thousands)
Working capital . . . . . . . . . . . .   $20,661       $23,429        $23,636        $29,062          $32,733          $34,109
Total assets  . . . . . . . . . . . . .    56,225        58,589         55,124         65,928           72,358           71,971
Long-term debt (less current portion) .    24,561        26,216         24,413         16,723           25,757           26,812
Retained earnings . . . . . . . . . . .     8,654         8,743          8,884         10,706            6,028            6,239
Stockholders' equity  . . . . . . . . .    17,721        18,723         19,213         31,239           27,736           27,952





                                       8.

                              SELLING STOCKHOLDERS

         The following table lists the Selling Stockholders, the number of shares of Class A Common Stock held by each Selling Stockholder as of the date of this Prospectus, the number of Shares offered hereby and the number and percent of shares of Class A Common Stock to be held by each such Selling Stockholder after the offering. None of the Selling Stockholders owns beneficially any shares of the Company's Class B Common Stock.

                                                          CLASS A COMMON STOCK
                                                              OWNERSHIP
                                SHARES OF CLASS A      ----------------------------         PERCENT
                                  COMMON STOCK          BEFORE THE      AFTER THE       OWNERSHIP AFTER
    SELLING STOCKHOLDER          OFFERED HEREBY          OFFERING        OFFERING        THE OFFERING
---------------------------   ---------------------    ------------   -------------   -------------------
Donald A. Forbes  . . . .               27,614             32,453          4,839                 *
E. Dale Lowe  . . . . . .                4,361              4,361              0                 0

----------
*  Less than one percent of the outstanding Class A Common Stock.


         The Company originally issued 11,907 of the Shares being offered hereby by the Selling Stockholders to the Selling Stockholders in connection with the Company's acquisition in April 1994 of certain assets formerly owned by American Broadcast Systems, Inc. ("ABS"). Pursuant to the terms of the acquisition agreement, as amended, the Selling Stockholders received an aggregate of 29,232 additional shares of common stock in May 1995, following the end of the Company's fiscal year ended March 31, 1995. In October 1995, Mr. Lowe received an additional 2,000 shares of the Class A Common Stock, following the fiscal quarter ended September 30, 1995, which shares also are being offered pursuant to this Prospectus.

         The shares issued to the selling stockholders in May and October 1995 had an aggregate value, when issued, of $200,000 based on the relevant trading prices of the Class A Common Stock. In addition, pursuant to a non-competition agreement entered into by Donald A. Forbes in connection with the Company's acquisition of ABS, the Company has issued to Mr. Forbes 31,586 shares of Class A Common Stock, of which 23,761 are being offered pursuant to this Prospectus. No further shares are issuable to the Selling Stockholders in connection with these transactions.

         As a condition to the closing of the Company's acquisition of the assets of ABS, the Company granted the Selling Stockholders certain rights to have the shares of Class A Common Stock issued to them in the acquisition, including any future issuances of shares pursuant to the acquisition agreement and the non-competition agreement, registered pursuant to the Securities Act.

         Messrs. Lowe and Forbes were the co-owners of ABS, immediately prior to the Company's acquisition of ABS's assets. Since the acquisition, Mr. Forbes has served as the General Manager of ABS Products Group pursuant to a written employment agreement with the Company. Neither of the Selling Stockholders has or has had any other position, office or other material relationship with the Company.


                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Stockholders that all or a portion of the Shares may be sold, directly or through brokers, from time to time by the Selling Stockholders or by certain pledgees, donees, transferees or other successors in interest. Such sales may be made in negotiated transactions or in one or more transactions in The Nasdaq National Market or otherwise at prices and terms prevailing at the time of sale. In connection with such sales, the Selling Stockholders and any participating brokers or dealers may be deemed to be "underwriters" of the Shares within the meaning of the Securities Act, and any discounts or commissions received by such brokers or dealers and any profit on the sale of the Shares covered hereby by the Selling Stockholders or such brokers or dealers might be deemed to be underwriting discounts and commissions under the Securities Act. Sales in The Nasdaq Stock Market may be made to broker-dealers making a market in the Class A Common Stock or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be "Selling Stockholders" in this offering.


                                       9.

         It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders in all open-market transactions. The Company will bear all other costs and expenses of this offering, other than fees of counsel (if any) for the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

         From time to time this Prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, the Selling Stockholders are to cease sales until the Prospectus has been supplemented or amended.

         The Company has informed the Selling Stockholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Exchange Act may apply to their sales of the Shares and has furnished each of the Selling Stockholders with a copy of these rules, as well as a copy of certain interpretations thereof by the Commission. The Company also has advised the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the Shares.


                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue 2,000,000 shares of Preferred Stock, $1.00 par value, none of which were issued and outstanding, 10,000,000 shares of Class A Common Stock, $.10 par value, 4,834,975 of which were issued and outstanding, and 2,600,000 shares of Class B Common Stock, $.10 par value, 1,161,031 of which were issued and outstanding as of October 18, 1995.

PREFERRED STOCK

         The Board of Directors of the Company is authorized, without further action by the Company's stockholders, to issue from time to time shares of Preferred Stock in one or more classes or series and to fix the designations, voting rights, liquidation preferences, dividend rights, conversion rights, rights and terms of redemption (including sinking fund provisions) and certain other rights and preferences of the Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company. As of the date of this Prospectus, the Company has no plan or arrangement for the issuance of any shares of Preferred Stock.

COMMON STOCK

         Except with respect to the election of directors, holders of Class A Common Stock are entitled to cast 1/10th vote per share and holders of Class B Common Stock are entitled to cast one vote per share with respect to all matters submitted to a vote of stockholders and a matter will be deemed approved if a majority of the votes cast are in favor of such matter. Holders of Class A Common Stock, voting as a separate class, are entitled to elect 25% of the directors of the Company (rounded up to the nearest whole number of directors) and holders of Class B Common Stock, voting as a separate class, are entitled to elect the balance of the directors. Holders of Class A Common Stock and Class B Common Stock may cumulate their votes in the election of directors if they comply with the provisions of the Company's Bylaws as to cumulative voting.

         Holders of shares of Common Stock have no preemptive or subscription rights. Common Stock is neither redeemable nor convertible, except that shares of Class B Common Stock are convertible at the option of the holder into a like number of shares of Class A Common Stock, and there are no sinking fund provisions for Common Stock. Holders of Common Stock are entitled to share pro rata in any dividends declared by the Board of Directors of the Company out of funds legally available therefor and, in the event of liquidation, in the net assets of the Company available for distribution.

         The outstanding shares of Common Stock, including the Shares of Class A Common Stock offered hereby, are validly issued, fully paid and nonassessable.

CERTAIN CHARTER PROVISIONS

         The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by law, the liability of its directors to the Company and its stockholders for monetary damages for breach of a director's fiduciary duty. This provision is intended to afford the Company's directors the benefit of the Delaware General Corporation Law, which provides that





                                      10.

directors of Delaware corporations may be relieved of monetary liability for breach of their fiduciary duty of care, except under certain circumstances involving breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" for a period of three years from the date the stockholder became an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the corporation's board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers and shares held pursuant to certain stock plans). The Company may elect in its Certificate of Incorporation or Bylaws not to be governed by Section 203, but it has not made such an election.

REGISTRAR AND TRANSFER AGENT

         The Transfer Agent and Registrar for the Common Stock is First National Bank of Boston, Boston, Massachusetts. Its telephone number is (617) 575-2900.


                                 LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon by Troy & Gould Professional Corporation, Los Angeles, California.


                                    EXPERTS

         The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 1995, have been audited by Ernst & Young LLP (formerly Ernst & Young), independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.





                                      11.

================================================       ==============================================

       No dealer, salesman or other person has
been authorized to give any information or make
any representations, other than those contained
in this Prospectus, in connection with the
offering hereby, and, if given or made, such
information and representations must not be
relied upon as having been authorized by the
Company or the Selling Stockholders.  This
Prospectus does not constitute an offer to sell,
or a solicitation of an offer to buy, any
securities to any person in any State or other
jurisdiction in which such offer or solicitation
is unlawful.  Neither the delivery of this
Prospectus nor any sale made hereunder shall,                           31,975 Shares
under any circumstances, create any implication
that there has been no change in the affairs of
the Company or the facts herein set forth since
the date hereof.

                                                                        ODETICS, INC.

                 _______________


                TABLE OF CONTENTS
                                                                     Class A Common Stock
                                        Page
                                        ----

Available Information . . . . . . . .
Incorporation of Certain
  Documents by Reference  . . . . . .
The Company . . . . . . . . . . . . .
Risk Factors  . . . . . . . . . . . .                                    ____________
Use of Proceeds . . . . . . . . . . .
Recent Developments . . . . . . . . .                                     PROSPECTUS
Price Range of Common Stock                                              ____________
  and Dividend Policy . . . . . . . .
Selected Consolidated
  Financial Data  . . . . . . . . . .
Selling Stockholders  . . . . . . .
Plan of Distribution  . . . . . . . .
Description of Capital Stock  . . . .
Legal Matters . . . . . . . . . . . .                                 ___________, 1995
Experts . . . . . . . . . . . . . . .




================================================       ==============================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company.

         SEC registration fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   100
         Printing expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         250
         Accounting fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,000
         Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,000
         Fees and expenses for qualification under state securities laws  . . . . . . . . . . . .         250
                                                                                                      -------
            Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 5,600
                                                                                                      =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by law, the liability of its directors to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duty. This provision is intended to afford the Company's directors the benefit of the Delaware General Corporation Law (the "GCL"), which provides that directors of a Delaware corporation may be relieved of monetary liability for breach of their fiduciary duty of care, except under certain circumstances involving breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation and Bylaws require indemnification of the Company's directors and officers to the maximum extent permitted by the GCL. Section 145 of the GCL authorizes indemnification by a Delaware corporation when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding (including attorneys' fees) if actually and reasonably incurred by him or her in connection therewith.

         If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

         The Company also has entered into contractual arrangements with its directors and officers pursuant to which such persons may be entitled to indemnity from the Company against certain liabilities arising from the discharge of their duties in such capacities.

         The Company maintains an errors and omissions liability policy for the benefit of its officers and directors, which may cover certain liabilities of such individuals to the Company and its stockholders.

         The foregoing indemnification and insurance provisions are broad enough to encompass certain liabilities of directors and officers of Company under the Securities Act of 1933.


ITEM 16.  EXHIBITS

         The following exhibits filed herewith or incorporated herein by reference are made a part of this Registration Statement:

 4.1     Specimen Class A Common Stock certificate*

 4.6     Agreement of Purchase and Sale of Assets, dated as of April 24, 1994 between the Company and American Broadcast Systems,
         Inc. (the "ABS Agreement")*

 4.7     Non-Competition Agreement, dated as of April 23, 1994, between the Company and Donald A. Forbes*

 4.8     Amendment, dated as of May 12, 1995, to the ABS Agreement*

 5       Opinion of Troy & Gould Professional Corporation

22       Subsidiaries of the Company (filed as Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended
         March 31, 1995 and incorporated herein by reference)

23.1     Consent of Troy & Gould Professional Corporation (included in Exhibit 5)

23.2     Consent of Ernst & Young LLP

24       Power of Attorney

________________________

* Previously filed as an exhibit to the Company's Registration Statement on Form S-3 (File No. 33-89652) and incorporated herein by reference.




ITEM 17.  UNDERTAKINGS

         (a)     The Company hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                 provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)     The Company hereby undertakes:

                 That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on November 1, 1995.

                                     ODETICS, INC.


                                     By /s/ Joel Slutzky
                                        ---------------------------------------
                                        Joel Slutzky, Chairman of the Board and
                                        Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joel Slutzky and Gregory A. Miner, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effect amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                                       TITLE                                   DATE
           ---------                                       -----                                   ----
/s/ Joel Slutzky                               Chairman of the Board and                     November 1, 1995
--------------------------------------         Chief Executive Officer
Joel Slutzky                                   (Principal Executive Officer)


/s/ Crandall Gudmundson                        Director                                      November 1, 1995
--------------------------------------
Crandall Gudmundson

/s/ Ralph Mickelson                            Director                                      November 1, 1995
--------------------------------------
Ralph Mickelson

/s/ Stanley Molasky                            Director                                      November 1, 1995
--------------------------------------
Stanley Molasky

/s/ Leo Wexler                                 Director                                      November 1, 1995
--------------------------------------
Leo Wexler

/s/ Paul E. Wright                             Director                                      November 1, 1995
--------------------------------------
Paul E. Wright

/s/ Gregory A. Miner                           Vice President and Chief Financial            November 1, 1995
--------------------------------------         Officer (Principal Financial Officer)
Gregory A. Miner

/s/ Jerry Muench                               Director                                      November 1, 1995
--------------------------------------
Jerry Muench

/s/ Kevin C. Daly                              Director                                      November 1, 1995
--------------------------------------
Kevin C. Daly, Ph.D.

/s/ Gary Smith                                 Controller (Principal Accounting              November 1, 1995
--------------------------------------         Officer)
Gary Smith

                        CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" in the Registration Statement on Form S-3 and related Prospectus of Odetics, Inc. for the registration of 31,975 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated June 27, 1995, with respect to the consolidated financial statements and schedule of Odetics, Inc. included in its Annual Report on Form 10-K and as amended on Form 10-K/A for the year ended March 31, 1995, filed with the Securities and Exchange Commission.

                               ERNST & YOUNG LLP


Orange County, California
October 31, 1995

                               INDEX TO EXHIBITS



                                                                                                   Sequential
Exhibits                                                                                            Page No.
--------                                                                                          ------------
 5        Opinion of Troy & Gould Professional Corporation

23.1      Consent of Troy & Gould Professional Corporation (included in Exhibit 5)

23.2      Consent of Ernst & Young LLP (included on page II-5 hereof)

24        Power of Attorney (included on page II-4 hereof)